Exhibit 10.5

First Amendment to the
Match Group, Inc.

Amended and Restated 2017 Stock and Annual Incentive Plan

THIS FIRST AMENDMENT to the Match Group, Inc. Amended and Restated 2017 Stock Incentive Plan, (the “Plan”), is effective as of June 30, 2020. Capitalized terms used but not defined in this First Amendment shall have the meanings set forth in the Plan.

Background

WHEREAS, on December 19, 2019, Match Group, Inc., a Delaware corporation ( “Old Match”), entered into a transaction agreement (as amended on April 28, 2020, the “Transaction Agreement”) with IAC/InterActiveCorp (“IAC”), IAC Holdings, Inc., a direct wholly owned subsidiary of IAC (“New IAC”), and Valentine Merger Sub LLC, an indirect wholly owned subsidiary of IAC (“New Match Merger Sub”), pursuant to which (i) the stockholders of Old Match became stockholders of IAC, which has been renamed as Match Group, Inc. (“New Match”), and (ii) Old Match merged with and into New Match Merger Sub and became an indirect wholly owned subsidiary of New Match (the “Merger”);

WHEREAS, pursuant to the Transaction Agreement, certain equity awards in respect of the common stock of Old Match (the “Old Match Awards”) issued under the Plan and outstanding at the effective time of the Merger (the “Merger Effective Time”) were to be adjusted in accordance with the Transaction Agreement and Section 3(d) of the Plan to relate to shares of New Match, and to reflect the consideration received by the stockholders of Old Match pursuant to the Merger;

WHEREAS, to facilitate the assumption by New Match of the Old Match Awards, New Match assumed the Plan and replaced Old Match as the sponsor and issuer under the Plan, and

WHEREAS, the purpose of this amendment is to reflect such assumption.

Amendment

1.            A new introductory paragraph shall be inserted before Section 1 of the Plan as follows:

Effective as of June 30, 2020, in connection with the consummation of the transactions contemplated by the Transaction Agreement (as defined below) (the “Merger”), the Plan was assumed by IAC/InterActiveCorp, which, following the Merger was renamed Match Group, Inc. (“New Match”). From and following such date, New Match shall be the sponsor of the Plan and issuer with respect to the Shares issued under the Plan. All awards outstanding immediately prior to the effective time of the Merger have been assumed by New Match and converted into awards in respect of New Match Shares in accordance with the manner provided in the Transaction Agreement. Except for being converted into awards in respect of New Match Shares, such converted awards shall continue on the same terms and conditions as were applicable to such awards immediately prior to the effective time of the Merger.

2.            A new definition shall be added as Section 1, subsection (uu):

“Transaction Agreement” means the transaction agreement, dated as of December 19, 2019 and as amended on April 28, 2020, by and among the Company, IAC/InterActiveCorp, IAC Holdings, Inc., and Valentine Merger Sub LLC.

3.            No Other Effect on the Plan. In all other respects, the form, terms and provisions of the Plan remain unchanged and in full force and effect.

MATCH GROUP, INC.

By:	/s/ Jared F. Sine
	Name:	Jared F. Sine
	Title:	Chief Legal Officer & Secretary

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